Exhibit 10.15

EXCLUSIVE PATENT APPLICATION AND

PATENT LICENSE AGREEMENT

This Agreement dated as of June 8, 2009 (the "Effective Date") between, on the one hand, Interactive Motion Technologies, Inc., a Massachusetts Corporation with its corporate headquarters at 80 Coolidge Hill Road, Watertown, Massachusetts 02472 ("Licensee") and, on the other hand, Hermano Igo Krebs, whose address is 81 Lovell Road, Watertown, MA, 02472, and Caitlyn Joyce Bosecker, whose address is 48 Broadway Street, Newtonville, MA 02460 ("Licensors").

WHEREAS, Licensors are joint inventors of a patent application to be filed in April 2009 and to be entitled "Dynamic Lower Limb Robotic Rehabilitation Apparatus and Method for Rehabilitating Gait," as further described in Schedule 1 hereto (the "Patent Application"); and

WHEREAS, Licensee wishes to receive and Licensors are willing to grant an exclusive license to Licensee under the Patent Application and any patents issued from such application (the "Patents") to manufacture, have manufactured, import, offer for sale, use and sell products and methodologies covered by one or more claims of the Patent Application and the Patents in the Territory, as defined herein, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

1.0	LICENSES

1.1 Under terms and conditions set forth in this Agreement, Licensors grant to Licensee an exclusive license to manufacture, have manufactured, import, offer for sale, use and sell under the Patent Application and the Patents, as set forth in Schedule I hereto, in the Territory during the Term hereinafter defined. The license granted to Licensee shall include the right to exclusively sublicense any, some, or all of the rights granted herein to others.

2.0	TERM

2.1 Unless terminated as provided herein, the licenses granted under this Agreement shall commence on the Effective Date and continue until the expiration of the last to expire of the Patents.

3.0	CONSIDERATION

3.1 Licensee shall pay Licensors or, Licensors' legal successors, running periodic license fees of one (1%) percent of the Net Sales Price of any products made under one or more claims of any of the Patents. Net Sales Price means the invoice price to Licensee's customers for products covered by one or more claims of the Patents, less sales and other similar taxes, returns and any packaging costs, transportation and delivery charges borne by Licensee. Further, Licensee will pay Licensor 50% of any Sub-License fee derived from Sub-License agreements entered into by Licensee.

3.2 The obligation to pay periodic license fees under 3.1 above shall commence upon the issuance of at least one of the Patents in the U.S. with claims covering the Licensee's product and/or methodologies and shall continue until the end of the Term or until Licensee ceases manufacturing or sale of its product and/or methodologies covered by at least one claim of the Patents.

4.0	TERRITORY

4.1 For the purposes of this Agreement, the Territory shall be worldwide.

5.0	TERMINATION

5.1 Licensee may terminate this Agreement at any time upon sixty (60) days written notice in advance to Licensors.

5.2 If either party shall be in default of any substantial obligation under this Agreement or shall be judged bankrupt or shall become insolvent or make an assignment for the benefit of creditors or be placed in the hands of a receiver or trustee in bankruptcy, the other party may, but shall not be obligated to, terminate this Agreement by giving the defaulting party sixty (60) days written notice by registered mail or facsimile specifying the basis for termination. If, less than sixty (60) days after receipt of such notice, the party receiving such notice shall cure the condition forming the basis for termination, such notice shall cease to be operative and the Agreement shall continue in full force. However, after the expiration of sixty (60) days after receipt of such notice, if the party receiving notice shall not have remedied the condition(s) forming the basis for termination, this Agreement shall cease to be in force and shall terminate.

6.0	ENFORCEMENT

6.1 The parties shall make each other aware of any infringement by third parties of any of the Patents, within 60 days of first becoming aware of such infringement. Enforcement shall be controlled by and paid for by Licensee if it chooses to enforce any such Patent and any recovery, by court decision or settlement, shall be for Licensee's sole account. Licensors shall reasonably assist Licensee, at Licensee's expense, in any such enforcement.

7.0	WARRANTIES

7.1 Licensors hereby warrant and represent to Licensee that they possess the entire interest in and to the respective Patent Application and any of the Patents to be granted and have the unencumbered legal right to grant the licenses and otherwise undertake the obligations of this Agreement.

7.2 Licensee hereby warrants and represents that it has the unencumbered legal right to undertake the obligations of this Agreement.

8.0	IMPROVEMENTS

8.1 Any future improvements in the field of the Patent Application and the Patents during the Term by Licensor shall be exclusively licensed to Licensee under Paragraph 1 of this Agreement, provided this Agreement does not conflict with Hermano Igo Krebs existing employment agreement with the Massachusetts Institute of Technology (MIT) in which case the MIT agreement supersedes. Licensors shall provide timely written notice of any such improvements to Licensee.

9.0	PAYMENTS

9.1 Beginning with the commencement of the obligation to pay periodic license fees as set forth in Article 3.2 herein, within forty-five (45) days following the end of each calendar quarter, Licensee shall deliver to the Licensors a written statement setting forth the total number of products covered by the Patent(s) sold by Licensee for such period, showing the calculation of the total royalties due by Licensee with respect to such quarter. Payment for that calendar quarter shall accompany such written statement. Licensee shall provide Licensors and its certified public accountants with access, upon reasonable notice to Licensee, during normal business hours, to all relevant records relating to this Agreement.

10.0	CONSULTING SERVICES

10.1 Upon request of Licensee, Licensors shall provide consulting services on terms and conditions as reasonably negotiated between the parties. Any inventions conceived or made, patentable or not, in the course of such consulting, whether made by Licensees' personnel or by Licensors, or both, shall be the property of Licensee and Licensors shall cooperate with Licensee in filing and executing all necessary or relevant documents relating to such inventions.

11.0	MISCELLANEOUS

11.1 Licensee shall have sole control and responsibility, including the engagement of patent counsel, as to the expenses for application and prosecution of all patent applications relating to the Patent Application and the Patents. Licensors will make themselves reasonably available to Licensee and its patent counsel to assist in the application and prosecution of such patent applications at the expense of Licensors. Licensors agree to execute and deliver to Licensee any documents required by Licensee in the pursuit and securement of patent application and patents throughout the Territory.

11.2 Licensee shall maintain any Patents resulting from the Patent Application and shall be responsible for the payment of all maintenance, application, annuity, renewal and other fees (the "Fees"). Licensee shall provide to Licensors copies of any pending United States or non-United States pending patent applications relating to the Patent Application and the Patents, which shall become part of Schedule I hereof.

11.3 Nothing contained in this Agreement shall be construed as:

(a) requiring the filing of any patent application; or

(b) warranty or representation as to the validity or scope of any patent; or

(c) conferring by implication, estoppel or otherwise, any license or sublicense or otherwise under any patent except as provided in this Agreement; or

(d) creating any form of partnership, joint venture, any form of mutual undertaking under which the acts of one party hereto are chargeable in any manner to the other party.

11.4 Neither this Agreement, nor any license granted hereunder, shall be transferable or assignable, in whole or in part, except with the prior written permission of the other party, except in connection with a merger or reorganization or sale of substantially all of the party's assets to which this Agreement applies. Any permitted assignment shall provide that the transferee company or entity undertakes and shall be subject to and bound by all the terms and conditions of this Agreement.

11.5 Any statement, notice, request or other communication hereunder shall be deemed sufficiently given to the addressee when sent both by certified mail and by fax to the address each respective party has specified below or to such other address which one party may provide by written notice to the other party during the term of this Agreement.

If to Licensee:

Interactive Motion Technologies, Inc.

80 Coolidge Hill Road

Watertown, MA 02472

ATTN: President

If to Licensors:

Hermano Igo Krebs

81 Lovell Road

Watertown, MA 02472

Caitlyn Joyce Bosecker

48 Broadway Street

Newtonville, MA 02460

11.6 No waiver of any default, express or implied, made by either party hereto shall be binding upon the party making such waiver in the event of a subsequent default.

11.7 This Agreement sets forth the entire agreement and understanding between the parties and merges all previous discussions between them. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to said subject matter other than as expressly provided herein, or in any written agreement between the parties executed subsequent to the date of execution hereof, and signed by a proper duly authorized representative of the party to be bound thereby.

11.8 If any paragraph or subparagraph of this Agreement shall be held to be invalid or unenforceable, it shall be deemed to be severed herefrom with the remaining paragraphs and subparagraphs thereof remaining in full force and effect.

11.9 The construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts and of the United States of America and the parties hereby submit to the jurisdiction of the respective state courts of Massachusetts or, as applicable, the Federal District Court for the District of Massachusetts for resolution of any dispute relating to this Agreement or the performance thereunder.

11.10 This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same document.

11.11 The parties agree that while they may disclose the existence of this Agreement, the terms and conditions of this Agreement shall be considered confidential between the parties and will be given the same degree of protection against disclosure as each party gives its own confidential information.

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed in duplicate originals by its duly authorized representatives on the respective dates entered below.

LICENSORS:		LICENSEE:

HERMANO IGO KREBS		INTERACTIVE MOTION
TECHNOLOGIES, INC.

By:	/s/ Hermano Igo Krebs	By:	/s/
Title:		Title:	President and CEO
Dated:	06/09/09	Dated:	06/26/09

CAITLYN JOYCE BOSECKER

By:	/s/ Caitlyn Joyce Bosecker
Title:
Dated:	06/08/09

Schedule I

The Patent Application is entitled "Dynamic Lower Limb Robotic Rehabilitation Apparatus and Method for Rehabilitating Gait" and is to be filed in April 2009 at the U.S. Patent and Trademark Office. It is partly described in the attached article to be published, entitled "MIT - Skywalker" authored by the Licensors. Once filed, it shall be deemed appended to this Schedule I and become a part of this Schedule.

For the sake of clarity, the licenses granted hereunder extend not only to the Patent Application but extend to any subsequently filed utility applications which claim priority to the Patent Application, and including any renewals, revivals, reissues, reexaminations, extensions, continuations and divisions thereof and any substitute applications therefore; also to any Patents which may issue thereon in the United States or in any country, and any renewals, revivals, reissues, reexaminations and extensions thereof, and any patents of confirmation, registration and importation of the same; and the entire right, title and interest in all Convention and Treaty Rights of all kinds thereon, including without limitation all rights of priority in any country of the world, in and to the above inventions, discoveries and applications.